Exhibit 10.24
[Date]
[Name]
[Address]
Dear [Name],
Effective as of [date] (the “Award Date”), TODCO (the “Company”) hereby grants to you [number] restricted shares (“Restricted Stock”) of the Company’s Common Stock in accordance with the TODCO 2005 Long Term Incentive Plan (the “Plan”). Your award is more fully described in the attached Appendix A, Terms and Conditions of Employee Restricted Stock Award (which together with this letter is the “Award Letter”).
Unless otherwise provided in the attached Appendix A, the restrictions on one-third (1/3) of your shares of Restricted Stock will lapse and such shares will vest on each one (1)-year anniversary of the Award Date, such that all of your shares of Restricted Stock will no longer be subject to forfeiture and will be 100% vested as of the third (3rd) anniversary of the Award Date. Except as otherwise expressly provided in Appendix A, the Restricted shares will vest and the restrictions will lapse in accordance with the foregoing sentence provided that you are and have been continuously employed by the Company from the Award Date through the date of vesting and the lapse of restrictions (the “Vesting Date”). Except as expressly provided in Appendix A, all shares of Restricted Stock as to which the restrictions thereon have not previously lapsed and are unvested will automatically be forfeited upon your termination of employment for any reason (temporarily or permanently) prior to the Vesting Date. In the event that a Vesting Date is a Saturday, Sunday or holiday, such particular installment of shares will instead vest on the first business day immediately following the Vesting Date.
Your Restricted Stock is subject to the terms and conditions set forth in the enclosed Plan, this Award Letter, the Prospectus for the Plan, and any rules and regulations adopted by the Executive Compensation Committee of the Company’s Board of Directors.
This Award Letter, the Plan and any other attachments hereto should be retained in your files for future reference.
Very truly yours,
Jan Rask
President and Chief Executive Officer
Enclosures

Appendix A
Terms and Conditions of
Employee Restricted Stock Award
[Date]
The restricted shares (“Restricted Stock”) granted to you by TODCO (the “Company”) of Common Stock of the Company are subject to the terms and conditions set forth in the TODCO 2005 Long Term Incentive Plan (the “Plan”), any rules and regulations adopted by the Executive Compensation Committee of the Company’s Board of Directors (the “Committee”), this Award Letter and the Prospectus for the Plan. Any terms used and not defined in the Award Letter have the meanings set forth in the Plan. In the event there is an inconsistency between the terms of the Plan and this Award Letter, the terms of the Plan will control.
1.   Lapse of Risk of Forfeiture and Vesting
The Restricted Stock granted pursuant to your Award Letter will no longer be subject to forfeiture on the Vesting Dates as set forth in your Award Letter. In certain circumstances described below, the possibility of forfeiture of your Restricted Stock may lapse and the shares may become 100% vested before the scheduled Vesting Date.
2.   Restrictions on the Restricted Stock
Until the restrictions on your Restricted Stock have lapsed and your shares have become vested in accordance with this Award Letter, you may not sell, transfer, assign or pledge the shares. Stock certificates representing your Restricted Stock will be registered in your name as of the Award Date, but will be held by the Company on your behalf until the restrictions on such shares lapse. Each such stock certificate shall bear the following legend:
The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture and restrictions against transfer) contained in the Award Letter for such Restricted Shares entered into between the registered owner of such shares and TODCO. A copy of the Award Letter is on file in the office of the secretary of TODCO, located at 2000 W. Sam Houston Parkway South, Suite 800, Houston, Texas 77042.
When the restrictions on shares of your Restricted Stock lapse and the shares become vested, a certificate representing such shares will be delivered to you (or, in the event of your death, to your beneficiary in accordance with the Plan.
3.   Dividends and Voting
You will have the right to vote your Restricted Stock, even if it remains subject to forfeiture until it is forfeited. From the Award Date, all cash dividends payable with respect to your Restricted Stock will be paid directly to you at the same time dividends are paid with respect to all other shares of Common Stock unless and until any shares of the Restricted Stock are forfeited.
4.	Termination of Employment Prior to a Change in Control

     (a) Forfeiture and Vesting. Except as provided in this Section 4 and Section 5, if your employment is terminated your unvested shares of Restricted Stock for which the restrictions have not lapsed shall be immediately forfeited. Any shares of Restricted Stock forfeited hereunder shall automatically revert to the Company and become cancelled shares and shall be again subject to the Plan as provided in Section 1.4 of the Plan.
     (b) Death or Disability. If your employment is terminated by reason of death or disability (as determined by the Committee), all of your shares of Restricted Stock will no longer be subject to the possibility of future forfeiture and will be 100% vested.
     (c) Convenience of the Company. If your employment is terminated by the Company for the convenience of the Company (as determined by the Committee) or if you retire for the convenience of the Company (as determined by the Committee), all of your shares of Restricted Stock will no longer be subject to the possibility of future forfeiture and will be 100% vested.
     (d) Other Termination of Employment. If your employment terminates for any reason other than those provided in paragraphs (b) and (c) above, any of your shares of Restricted Stock as to which the risk of forfeiture has not previously lapsed and are unvested prior to your termination of employment will be forfeited, unless otherwise determined by the Committee in its sole discretion.
     (e) Adjustments by the Committee. The Committee may, in its sole discretion, exercised before or after your termination of employment, eliminate the risk of future forfeiture and accelerate the vesting of all or any portion of your shares of Restricted Stock.
     (f) Committee Determinations. The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, and its determination shall be final, conclusive and binding upon you.
5.   Change in Control
     (a) Acceleration of Lapse of Restrictions. All of your shares of Restricted Stock will no longer be subject to forfeiture immediately and will be 100% vested if you are employed on the date of a Change in Control and a successor entity does not assume this Award Letter. If you are employed on the date of a Change in Control and a successor entity assumes this Award Letter, your Restricted Stock shall continue to vest in accordance with the Vesting Dates in this Award Letter; provided, however, that the following rules will apply to the vesting of the Restricted Shares after a Change in Control:
     (i) Forfeiture and Vesting. Except as provided in this Section 5, if your employment is terminated after a Change in Control, your unvested shares of Restricted Stock for which the restrictions have not lapsed shall be immediately forfeited. Any shares of Restricted Stock forfeited hereunder shall automatically revert to the Company and become cancelled shares and shall be again subject to the Plan as provided in Section 1.4 of the Plan.
     (ii) Death, Disability or Retirement. If your employment is terminated by reason of death, disability or retirement for the convenience of the Company (as determined by the Committee) after a Change in Control, all of your shares of Restricted Stock will no longer be subject to the possibility of future forfeiture and will be 100% vested.
     (iii) Termination Without Cause or for Good Reason. If your employment is terminated by the Company without cause or by you for good reason (as determined by the Committee), within 18 months after a Change in Control, all of your shares of Restricted Stock will no longer be subject to the possibility of future forfeiture and will be 100% vested.
     (iv) Other Termination of Employment. If your employment terminates for any reason other than those provided in paragraphs (2) or (3) above, any of your shares of Restricted Stock as to which the risk of forfeiture has not previously lapsed and are unvested prior to your termination of employment will be forfeited, unless otherwise determined by the Committee in its sole discretion.
     (v) Adjustments by the Committee. The Committee may, in its sole discretion, exercised before or after your termination of employment, eliminate the risk of future forfeiture and accelerate the vesting of all or any portion of your shares of Restricted Stock.
     (vi) Committee Determinations. The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, and its determination shall be final, conclusive and binding upon you.
     (b) Change in Control. A Change in Control of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:
     (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of shares representing 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company (it being understood that an acquisition by an acquiror of greater than 20% of the Outstanding Company Voting Securities directly from TODCO shall not prevent such acquiror from causing a subsequent Change in Control if it thereafter acquires an additional 20%

of the Outstanding Company Voting Securities in a transaction that would otherwise constitute a Change in Control), (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or (4) any acquisition by any corporation or other entity pursuant to a transaction which complies with clauses (1), (2) and (3) of Section 5(b)(iii); or
     (ii) Individuals who, as of the effective date of the Plan (as defined in the Plan), are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that for purposes of this paragraph of this Section 5(b)(ii), any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or
     (iii) Consummation of a reorganization, merger, conversion or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (2) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation or other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Business Combination; or

     (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company other than in connection with the transfer of all or substantially all of the assets of the Company to an affiliate or a Subsidiary of the Company and in connection with such transfer you are offered the opportunity to continue your employment on substantially the same terms as existed immediately prior to the transfer.
6.   Tax Consequences and Income Tax Withholding
You should review the Plan Prospectus for a general summary of the federal income tax consequences of your shares of Restricted Stock based on currently applicable provisions of the Code and related regulations. The summary does not discuss state and local tax laws, which may differ from the federal tax law. Neither the Company nor the Committee guarantees the tax consequences of your Award Letter. You are advised to consult your own tax advisor regarding the application of tax laws to your particular situation.
This Award Letter is subject to your satisfaction of the income tax withholding requirements. Unless the Committee in its sole discretion determines otherwise, to satisfy any applicable federal, state or local withholding tax liability arising from the grant of or lapse of the risk of forfeiture on your Restricted Stock, the Company will retain a certain number of shares of Common Stock having a value equal to the amount of your minimum statutory withholding obligation from the shares otherwise deliverable to you upon your Restricted Stock becoming free of the risk of forfeiture. As a condition of this award, you agree to waive your right to make an election under Code Section 83(b). Accordingly, no such election will be recognized by the Company.
7.   Restrictions on Resale
Other than the restrictions referenced in Section 2, there are no restrictions imposed by the Plan on the resale of Common Stock acquired under the Plan. However, under the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), resales of shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates. There are no restrictions imposed by the SEC on the resale of shares acquired under the Plan by persons who are not affiliates of the Company; provided, however, that all employees and the grant of Restricted Stock and any Common Stock deliverable hereunder are subject to the Company’s policies against insider trading (including black-out periods during which no sales are permitted), and to other restrictions on resale that may be imposed by the Company from time to time if it determines said restrictions are necessary or advisable to comply with applicable law.
8.	Effect on Other Benefits

Income recognized by you as a result of your Restricted Stock award will not be included in the formula for calculating benefits under any of the Company’s retirement and disability plans or any other benefit plans.
9.   Compliance with Laws
This Award Letter and the Restricted Stock and any Common Stock deliverable hereunder shall be subject to all applicable federal and state laws and the rules of the exchange on which shares of the Company’s Common Stock are traded.
10.   Miscellaneous
     (a) Not an Agreement for Continued Employment or Services. This Award Letter shall not, and no provision of this Award Letter shall be construed or interpreted to, create any right to be employed by or to provide services to or continue your employment with or provide services to the Company, the Company’s affiliates, parent, subsidiary or their affiliates.
     (b) Community Property. Each spouse individually is bound by, and such spouse’s interest, if any, in the grant of Restricted Stock or in any shares of Common Stock is subject to, the terms of this Award Letter. Nothing in this Award Letter shall create a community property interest where none otherwise exists.
If you have any questions regarding your Restricted Stock award or would like to obtain additional information about the Plan, please contact the Company’s General Counsel, TODCO, 2000 W. Sam Houston Parkway South, Suite 800, Houston, Texas 77042 (telephone (713) 278 6000). Your Award Letter and all attachments should be retained in your files for future reference.